Exhibit 10.5
FORESTAR REAL ESTATE GROUP INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective as of January 1, 2008)
ARTICLE 1
Intent
     This Forestar Real Estate Group Inc. Supplemental Executive Retirement Plan is maintained by Forestar Real Estate Group Inc. for the purpose of providing supplemental retirement benefits to eligible employees.
ARTICLE 2
Definitions
     2.1 “Administrator” means the person(s) or committee appointed to administer the Retirement Plan.
     2.2 “Affiliate” means any trade or business, whether or not incorporated, that together with the Company is treated as a single employer under Section 414(b) or 414(c) of the Code.
     2.3 “Beneficiary” means the person(s) to whom the Participant’s accrued benefit under the Retirement Plan is payable upon the Participant’s death.
     2.4 “Board” means the Board of Directors of the Company.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended.
     2.6 “Company” means Forestar Real Estate Group Inc. and any successor thereto.
     2.7 “Company Retirement Contributions” means Company Retirement Contributions under the Retirement Plan and such other contributions under such plans, if any, as may be designated in an appendix hereto.
     2.8 “Company Retirement Contributions Account” means a Participant’s “Company Retirement Contributions Account” under the Retirement Plan and such other accounts under such plans, if any, as may be designated in an appendix hereto.
     2.9 “Participant” means each person who is identified as a Participant for purposes of Articles 4 and/or 5 hereof.
     2.10 “Plan” means the Forestar Real Estate Group Inc. Supplemental Executive Retirement Plan, as set forth herein and amended from time to time.

     2.11 “Retirement Benefit” has the meaning set forth in Article 3 hereof.
     2.12 “Retirement Plan” means the Forestar Real Estate Group Inc. Savings and Retirement Plan, as amended from time-to-time, and any successor thereto.
     2.13 “Termination of Employment” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Company and its Affiliates.
ARTICLE 3
Amount of Retirement Benefit Under Plan
     A Participant’s “Retirement Benefit” under this Plan shall be the sum of the Participant’s Section 415 Retirement Benefit (if any) under Article 4 and the Participant’s Section 401(a)(17) Retirement Benefit (if any) under Article 5.
ARTICLE 4
Section 415 Retirement Benefit
     4.1 Eligibility. Each person who is a participant in the Retirement Plan shall be a “Participant” for purposes of this Article 4 and shall be eligible to receive a Section 415 Retirement Benefit in accordance with, and subject to the terms of, this Article 4.
     4.2 Section 415 Retirement Benefit. A Participant shall be entitled to receive upon Termination of Employment, a Section 415 Retirement Benefit that is equal to the sum of:
     (a) the excess, if any, of (i) the amount of Company Retirement Contributions that would have been credited from time-to-time to the Participant’s Company Retirement Contributions Account under the Retirement Plan assuming that the limitations imposed on benefits provided under the Retirement Plan by reason of Section 415 of the Code did not apply over (ii) the amount of Company Retirement Contributions actually credited from time-to-time to the Participant’s Company Retirement Contributions Account under the Retirement Plan (the excess of (i) over (ii) being “Section 415 Contributions”); and
     (b) an amount equal to the return that the Section 415 Contributions would have earned (or lost) if they had been invested in the U.S. Treasury Fund (within the meaning of the Retirement Plan), assuming that the Section 415 Contributions had been credited to the Participant’s Company Retirement Contributions Account as of the first day of the calendar year immediately following the calendar year for which the Section 415 Contribution would have been credited to the Participant’s Company Retirement Contributions Account but for the limitations imposed on benefits provided under the Retirement Plan by reason of Section 415 of the Code.

ARTICLE 5
Section 401(a)(17) Retirement Benefit
     5.1 Eligibility. Each person who is a participant in the Retirement Plan shall be a “Participant” for purposes of this Article 5 and shall be eligible to receive a Section 401(a)(17) Retirement Benefit in accordance with, and subject to the terms of, this Article 5.
     5.2 Section 401(a)(17) Retirement Benefit. A Participant shall be entitled to receive upon Termination of Employment, a Section 401(a)(17) Retirement Benefit that is equal to the sum of:
     (a) the excess, if any, of (i) the amount of Company Retirement Contributions that would have been credited from time-to-time to the Participant’s Company Retirement Contributions Account under the Retirement Plan assuming that the limitations imposed on benefits provided under the Retirement Plan by reason of Section 401(a)(17) of the Code did not apply over (ii) the amount of Company Retirement Contributions actually credited from time-to-time to the Participant’s Company Retirement Contributions Account under the Retirement Plan (the excess of (i) over (ii) being “Section 401(a)(17) Contributions”); and
     (b) an amount equal to the return that the Section 401(a)(17) Contributions would have earned (or lost) if they had been invested in the U.S. Treasury Fund (within the meaning of the Retirement Plan), assuming that the Section 401(a)(17) Contributions had been credited to the Participant’s Company Retirement Contributions Account as of the first day of the calendar year immediately following the calendar year for which the Section 401(a)(17) Contribution would have been credited to the Participant’s Company Retirement Contributions Account but for the limitations imposed on benefits provided under the Retirement Plan by reason of Section 401(a)(17) of the Code.
Notwithstanding the foregoing provisions of this Article 5, the amount otherwise payable to a Participant pursuant to this Article 5 shall be reduced to the extent that the sum of (a) the amount payable pursuant to the terms of this Article 5, (b) any amount payable to the Participant under Article 4 hereof, and (c) amounts payable under the Retirement Plan with respect to the Participant’s Company Retirement Contributions Account, exceed the amount that would be payable under the Retirement Plan with respect to the Participant’s Company Retirement Contributions Account but for the application of Section 401(a)(17) and Section 415 of the Code (determined by assuming that amounts credited in excess of such limits are credited at the time specified in Section 4.2(b) and that such amounts are invested as provided therein). For purposes of this Article 5, a Participant’s commissions, if any, shall not be included in the definition of “Compensation” as used under the Retirement Plan.

ARTICLE 6
Payment of Benefits; Vesting
     6.1 Payment Upon Termination of Employment. A Participant’s Retirement Benefit shall be paid in the form of a lump-sum payment payable as soon as practicable after the Participant’s Termination of Employment (and in all events within [thirty] days after such Termination of Employment).
     6.2 Section 409A Mandatory Delay in Benefit Payments for Specified Employees. Notwithstanding the preceding provisions of this Article 6, to the extent required by Section 409A of the Code, the Administrator shall delay payment of the Retirement Benefit of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) until the earlier of (a) the date that is six months after the date of the Participant’s Termination of Employment, or (b) the date of the specified employee’s death. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at a rate equal to [the simple average of the rate for the last four reporter quarters preceding the Participant’s Termination of Employment under the U.S. Treasury Fund (within the meaning of the Retirement Plan)] shall be payable to the specified employee upon the expiration of the delay period.
     6.3 Survivor Benefits. In the event of a Participant’s death prior to payment of a Retirement Benefit to which the Participant would otherwise be entitled hereunder, the amount that would otherwise have been paid to the Participant (determined as of the date of the Participant’s death) shall be paid to the Participant’s Beneficiary. Any survivor benefits payable to a Beneficiary pursuant to this Plan shall be paid on the first day of the second calendar month following the Participant’s death.
     6.4 Vesting of Retirement Benefits. A Participant’s Retirement Benefit shall become fully vested as of the date that the Participant’s Company Retirement Contributions Account is fully vested (the “Vesting Date”). In the event of a Participant’s Termination of Employment prior to the Participant’s Vesting Date, the Participant shall not be entitled any Retirement Benefit hereunder and any such Retirement Benefit shall be forfeited in its entirety.

ARTICLE 7
Claims
     7.1 Claims Procedure. Claims for benefits under the Plan shall be filed with the Administrator. If any Participant or other payee (a “claimant”) claims to be entitled to a benefit under the Plan and the Administrator determines that such claim should be denied in whole or in part, the Administrator shall notify such claimant of its decision in writing (which may be provided electronically). Such notification will be written in a manner calculated to be understood by the claimant and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for the claimant to perfect such claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the rendering of an adverse decision on review. Such notification will be given within a reasonable period of time, but not later than 90 days after the claim is received by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that such an extension of time is required, written notice of the extension shall be provided to the claimant prior to the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. In no event shall the extension exceed an additional 90 days from the end of the initial 90-day period. Any electronic notification provided by the Administrator under this Article IV shall comply with the standards imposed by 29 C.F.R. 2520.104b-1(c)(1)(i)-(iv).
     7.2 Review Procedure.
          (a) Within 60 days after the date on which a claimant receives a written notice of a denied claim, the claimant may file a written request with the Administrator for a review of the denied claim. If the claimant requests a review of the denied claim, the claimant shall be entitled to submit to the Administrator written comments, documents, records and other information relating to the claim for benefits and to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Administrator shall perform its review taking into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator will notify the claimant of its decision in writing (which may be provided electronically). If the claim is denied, the notification will be written in a manner calculated to be understood by the claimant and will contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of the Plan, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

          (b) The review provided for by Section 7.2(a) will be made within a reasonable period of time, but not later than 60 days after the Administrator receives the request for review, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. In no event shall the extension exceed an additional 60 days from the end of the initial 60-day period. If the extension of time is needed due to the claimant’s failure to submit information necessary to make a decision, the period during which the Administrator must make a decision shall be tolled from the date the extension notice is sent to the claimant until the date the claimant responds to the request for additional information.
ARTICLE 8
Administration
     This Plan shall be administered by the Administrator. The Administrator shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in its discretion.
ARTICLE 9
Miscellaneous
     9.1 Amendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that no amendment or termination of the Plan may reduce a Participant’s Retirement Benefit after it is vested without the consent of the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary).
     9.2 No Duplication of Benefits. Notwithstanding any provision of this Plan to the contrary, the Retirement Benefits payable under Articles 4 and 5 shall be determined and coordinated by the Administrator so as to prevent any duplication of benefits under this Plan or any other supplemental pension or retirement plan, program or agreement.
     9.3 No Alienation of Benefits. Participants and Beneficiaries shall have no right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payment under this Plan, and any payment under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or Beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     9.4 No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company or any Affiliate.
     9.5 Incapacity. If the Administrator determines that any Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, any Retirement Benefit or survivor benefit payment due hereunder (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant’s or Beneficiary’s spouse, child, brother or sister, or to any person deemed by the Administrator to have incurred expenses for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.
     9.6 Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan or any other payment to be made to a Participant or Beneficiary by the Company or any of its affiliates any Federal, state or local taxes required by law to be withheld with respect to the participation of the Participant in this Plan and payments made hereunder.
     9.7 No Funding of Benefits. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.
     9.8 Top-Hat Plan; Excess Plan. The Plan, except with respect to the Section 415 Retirement Benefits provided pursuant to Article 4 hereof, is intended to qualify as a “top-hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall cover a select group of management or highly compensated employees. The Section 415 Retirement Benefits provided pursuant to Article 4 hereof and related provisions of the Plan shall constitute a separate excess benefit plan within the meaning of Section 3(36) of ERISA.
     9.9 Headings. The headings of Sections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     9.10 Applicable Law. This Plan shall be construed and enforced in accordance with the laws of the State of Texas, except to the extent preempted by federal law.
     9.11 Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Administrator shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.